Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-202378

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 11, 2015

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2015)

$

Noble Holding International Limited

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

Unconditionally Guaranteed by

Noble Corporation

We are offering $             aggregate principal amount of     % senior notes due 20     (the “20     notes”), $             aggregate principal amount of     % senior notes due 20     (the “20     notes”) and $             aggregate principal amount of     % senior notes due 20     (the “20     notes”). The term “notes” in this prospectus supplement refers collectively to the 20     notes, the 20     notes and the 20     notes.

We will pay interest on the notes of each series on              and              of each year, beginning on                          , 2015. The 20     notes will mature on             , 20    , the 20     notes will mature on             , 20     and the 20     notes will mature on             , 20    . The interest rates on the notes may be increased if the credit rating applicable to the notes is downgraded, as described under “Description of the Notes—Interest Rate Adjustment.”

We may redeem some or all of the notes of each series at any time or from time to time at the redemption prices calculated as described in this prospectus supplement under “Description of the Notes—Optional Redemption.” The notes do not have the benefit of any sinking fund. Payment of the notes will be fully and unconditionally guaranteed by Noble Corporation, a Cayman Islands exempted company, which is one of our indirect parent companies.

The notes will be general unsecured senior obligations and will rank equally with our existing and future unsecured senior indebtedness. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange.

See “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 2 of the accompanying prospectus and elsewhere in the documents incorporated by reference herein to read about important risk factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Discount		Proceeds, Before Expenses
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$
Per 20 Note		%		%		%
Total	$		$		$

The initial price to public per note set forth above does not include accrued interest, if any. Interest on the notes will accrue from March     , 2015 and must be paid by the purchasers if the notes are delivered after March     , 2015.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about March     , 2015.

Joint Book-Running Managers

Barclays	Citigroup	HSBC	J.P. Morgan

Prospectus Supplement dated March     , 2015.

Prospectus Supplement

Prospectus

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes unless the issuer of the notes is listed on the Cayman Islands Stock Exchange.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Noble Holding International Limited, a Cayman Islands exempted company and the issuer of the notes (“NHIL”), is an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales that is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE” (“Noble-UK”). Noble Corporation, a Cayman Islands exempted company and the guarantor of the notes (“Noble-Cayman”), is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK is not an issuer or a guarantor of the notes.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the notes, the specific terms of this offering and supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other debt securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus together with any free writing prospectus provided in connection with this offering and the additional information described in the accompanying prospectus under the heading “Where You Can Find More Information” and in this prospectus supplement under the heading “Incorporation of Certain Information by Reference.”

If the information in the prospectus supplement differs from the information in the accompanying prospectus, the information in the prospectus supplement supersedes the information in the accompanying prospectus.

Any information contained in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided by us in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you with different information. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. The business, financial condition, results of operations and prospects of NHIL and Noble-Cayman may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows information to be “incorporated by reference” into this prospectus supplement, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that were previously filed with the SEC. These documents contain important information about NHIL and Noble-Cayman.

•	Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•	Part III of Noble-Cayman’s Form 10-K/A (Amendment No. 1) to Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2013; and

•	Noble-Cayman’s Current Report on Form 8-K filed on January 29, 2015.

All additional documents that Noble-Cayman files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, will be incorporated by reference into this prospectus supplement until this offering is completed.

Documents incorporated by reference are available from Noble-Cayman without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus supplement. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address:

Alan R. Hay

Noble Corporation

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

George Town, Grand Cayman

Cayman Islands, KY1-1206

(345) 938-0293

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference, including those regarding rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our financial position, business strategy, timing or results of acquisitions or dispositions, impairments, repayment of debt, timing or number of share repurchases, borrowings under our credit facilities or other instruments, sources of funds, completion, delivery dates and acceptance of our newbuild rigs, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing for compliance with any new regulations and use of the proceeds of this offering, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although NHIL and Noble-Cayman believe that the expectations reflected in such forward-looking statements are reasonable, they cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and NHIL and Noble-Cayman undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. NHIL and Noble-Cayman have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described under “Risk Factors” included in this prospectus supplement and in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q of Noble-Cayman, and in its other filings with the SEC. Such risks and uncertainties are beyond the ability of NHIL and Noble-Cayman to control, and in many cases, NHIL and Noble-Cayman cannot predict the risks and uncertainties that could cause their actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating NHIL and Noble-Cayman and deciding whether to invest in the notes.

S-iv

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

NHIL and Noble-Cayman are Cayman Islands exempted companies, and certain of their officers and directors may be residents of various jurisdictions outside of the United States. All or a substantial portion of the assets of NHIL and Noble-Cayman and the assets of these persons may be located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act. NHIL and Noble-Cayman have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against NHIL or Noble-Cayman, you may serve NHIL or Noble-Cayman, as the case may be, at its registered office in the Cayman Islands, which is at the offices of Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Maples and Calder, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act or (2) original actions brought against us or other persons predicated upon the Securities Act. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States nor any relevant treaty in place. However, the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a competent foreign court;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

S-v

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary may not contain all of the information that is important to you. The information is qualified in its entirety by reference to detailed information appearing elsewhere in this prospectus supplement and in the documents incorporated herein by reference and, therefore, it should be read together with those documents. To understand fully the offering and the business of Noble-Cayman and its subsidiaries, including NHIL, we strongly encourage you to read carefully this entire prospectus supplement and the accompanying prospectus and the other documents incorporated herein by reference.

In the sections of this prospectus supplement that describe the business of Noble-Cayman, unless the context otherwise indicates, references to “Noble,” “us,” “we,” “our” and like terms refer to Noble-Cayman together with its subsidiaries. NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. The notes are obligations of NHIL and, to the extent described in this prospectus supplement, are guaranteed by Noble-Cayman.

Noble Holding International Limited

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide. NHIL’s fleet consists of 15 jackups, six drillships and eight semisubmersibles, including one high-specification, harsh environment jackup under construction. This fleet count excludes the semisubmersibles, Noble Jim Thompson and Noble Paul Wolff, because we have discontinued marketing these units. NHIL is a Cayman Islands exempted company. NHIL’s principal offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

Noble-Cayman

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK, which is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE”, is a leading offshore drilling contractor for the oil and gas industry. Noble-Cayman is a holding company, and, through its subsidiaries, it performs contract drilling services with a fleet of offshore drilling units located worldwide. The consolidated financial statements of Noble-UK include the accounts of Noble-Cayman, and Noble-UK conducts substantially all of its business through Noble-Cayman and its subsidiaries.

Noble-Cayman performs, through its subsidiaries, including NHIL, contract drilling services with a fleet of 32 offshore drilling units located worldwide. Noble-Cayman’s fleet consists of NHIL’s 29 offshore drilling units and three additional drillships.

Noble-Cayman and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble-Cayman’s principal executive offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

The Offering

Issuer	Noble Holding International Limited.

Notes Offered	$ million aggregate principal amount of % Senior Notes due 20 .
$ million aggregate principal amount of % Senior Notes due 20 .
$ million aggregate principal amount of % Senior Notes due 20 .

Maturity Date	The 20 notes will mature on , 20 , unless earlier redeemed.
The 20 notes will mature on , 20 , unless earlier redeemed.
The 20 notes will mature on , 20 , unless earlier redeemed.

Interest Rate	The 20 notes will bear interest at % per annum.
The 20 notes will bear interest at % per annum.
The 20 notes will bear interest at % per annum.

The notes will accrue interest from March , 2015.

Interest Rate Adjustment	The interest rate payable on each series of the notes will be subject to adjustment from time to time if either Moody’s or S&P (as defined herein) (or, in each case, a substitute rating agency therefor), or both, downgrades the debt rating applicable to the notes. See “Description of the Notes—Interest Rate Adjustment.”

Interest Payment Dates	and of each year, beginning on , 2015.

Guarantee	The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be guaranteed by Noble-Cayman.

Optional Redemption	NHIL will have the option to redeem the notes of each series, at any time or from time to time, in whole or in part and on any date before maturity, at a price equal to 100% of the principal amount of notes of the series being redeemed plus (1) accrued interest to the redemption date and (2) a make-whole premium, if any. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

At any time on or after , 20 with respect to the 20 notes ( months prior to the maturity date of such notes), , 20 with respect to the 20 notes ( months prior to the maturity date of such notes) or , 20 with respect to the 20 notes ( months prior to the maturity date of such notes), we may redeem some or all of the notes of the applicable series, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Ranking	The notes will:

•	be NHIL’s general unsecured senior obligations;

•	rank equally with all of NHIL’s existing and future unsecured senior indebtedness;

•	be effectively subordinated to any of NHIL’s future secured indebtedness, to the extent of the value of the collateral securing such indebtedness;

•	be effectively subordinated to all existing and future indebtedness of NHIL’s subsidiaries; and

•	rank senior to any of NHIL’s future subordinated indebtedness.

The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble-Cayman. The guarantee will (a) be a general unsecured senior obligation of Noble-Cayman, (b) rank equally with all existing and future unsecured senior indebtedness of Noble-Cayman and to other guarantees of Noble-Cayman that are senior unsecured obligations and (c) be effectively subordinated to any future secured indebtedness of Noble-Cayman, to the extent of the value of the collateral securing such indebtedness, and to all existing and future indebtedness of Noble-Cayman’s subsidiaries (other than NHIL).

As of March 1, 2015, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $3.7 billion of unsecured long-term senior notes (including current maturities) outstanding.

In addition, Noble-Cayman and Noble International Finance Company (“NIFCO”) are borrowers under a five-year $2.445 billion senior unsecured revolving credit facility and a $225 million 364-day senior unsecured revolving credit facility (together, the “revolving credit facilities”). The unused capacity of the revolving credit facilities backstop Noble-Cayman’s $2.4 billion commercial paper program. NHIL and Noble Holding (U.S.) Corporation (“NHC”) have guaranteed any borrowings outstanding under the revolving credit facilities and the commercial paper program. As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under the revolving credit facilities and $399 million of borrowings outstanding under the commercial paper program.

See “Description of Certain Other Indebtedness” in this prospectus supplement.

Certain Covenants	The indenture that will govern the notes will contain covenants that, among other things, will limit the ability of Noble-Cayman and its subsidiaries, including NHIL, to:

•	create certain liens;

•	engage in certain sale and lease-back transactions; and

•	amalgamate, merge, consolidate and sell assets.

These covenants have various exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants” in this prospectus supplement.

Future Issuances	Initially, the 20 notes will be limited to $ million in aggregate principal amount, the 20 notes will be limited to $ million in aggregate principal amount and the 20 notes will be limited to $ million in aggregate principal amount. NHIL may, however, “reopen” any series of notes and issue an unlimited amount of additional notes of that series in the future.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ , after deducting underwriting discounts and estimated offering expenses. NHIL intends to transfer the net proceeds to Noble-Cayman as advances, distributions, repayment of outstanding intercompany indebtedness or a combination of these. Noble-Cayman intends to use the net proceeds to repay indebtedness outstanding under its revolving credit facilities and commercial paper program, and any remaining amounts will be used for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Absence of a Public Market for the Notes	Each series of the notes will be a new issue of securities for which there is currently no market. We cannot provide any assurance about:

•	the presence or the liquidity of any trading market for the notes;

•	your ability to sell notes that you purchase at a particular time;

•	the prices at which you will be able to sell your notes; or

•	the level of liquidity of the trading market for the notes.

Future trading prices of the notes will depend upon many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.

Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. NHIL does not intend to apply for listing of the notes on any national securities exchange.

Risk Factors	We urge you to consider carefully the risks described under “Risk Factors,” beginning on page S-8 of this prospectus supplement, on page 2 of the accompanying prospectus and elsewhere in the documents incorporated by reference, before purchasing the notes.

Conflicts of Interest	We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facilities. See “Use of Proceeds” in this prospectus supplement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. Pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of a class of securities that are investment grade rated.

Noble-Cayman Summary Historical Financial Data

The following table shows summary historical financial data for Noble-Cayman as of and for the periods indicated. The summary historical financial data as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014 are derived from Noble-Cayman’s audited financial statements and accompanying notes thereto incorporated by reference into this prospectus.

Consolidating financial information regarding NHIL is included in Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

The summary historical financial data is qualified by reference to, and should be read in conjunction with Noble-Cayman’s consolidated financial statements and accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. See “Incorporation of Certain Information by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

	Year Ended December 31,
	2012	2013	2014
	(in thousands)
STATEMENT OF INCOME DATA (1)
Operating revenues	$2,200,699	$2,538,143	$3,232,504
Net income attributable to Noble-Cayman	580,923	867,814	124,228
BALANCE SHEET DATA (at end of period)
Cash and cash equivalents (2)	$277,375	$110,382	$65,780
Property and equipment, net	12,996,629	14,528,672	12,086,151
Total assets	14,570,426	16,181,514	13,190,239
Long-term debt	4,634,375	5,556,251	4,869,020
Total debt (3)	4,634,375	5,556,251	4,869,020
Shareholder equity	7,765,958	8,428,039	6,496,478

OTHER DATA
Net cash provided by operating activities	$1,420,627	$1,768,630	$1,871,916
New construction and capital expenditures	1,667,477	2,485,617	2,072,751

(1)	All periods presented have been recast to reflect the spin-off of Paragon Offshore plc as discontinued operations.
(2)	Consists of cash and cash equivalents as reported on our consolidated balance sheets under current assets.
(3)	Consists of long-term debt and current portion of long-term debt.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated and on a pro forma basis for the year ended December 31, 2014.

	Historical					Pro Forma (2)
	Year Ended December 31,					Year Ended December 31, 2014
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges (1)	3.7x	2.0x	3.1x	3.6x	1.3x	1.0x

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), non-controlling interest in net income (or reduction for non-controlling interest in net loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.
(2)	Gives effect to the offering of the notes and the use of proceeds therefrom to repay borrowings outstanding under Noble-Cayman’s revolving credit facilities and commercial paper program as described under “Use of Proceeds.”

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the periodic reports of Noble-Cayman that are incorporated by reference into this prospectus supplement, including the information set forth in Part I, Item 1A, “Risk Factors,” of Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2014, before purchasing any notes offered hereby.

Risks Relating to the Notes

There is no established trading market for the notes of any series, and therefore there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

Each series of the notes will constitute a new issue of securities with no established trading market. We have not applied and do not intend to apply to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes of any series.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive if and when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.

You should not purchase the notes unless you understand, and know you can bear, all of the investment risks involving the notes.

The notes are obligations exclusively of NHIL, as issuer, and Noble-Cayman, as guarantor, and not of any of their respective subsidiaries, and payments to holders of the notes will be effectively subordinated to the claims of such other subsidiaries’ creditors.

The notes are obligations exclusively of NHIL, as issuer, and Noble-Cayman, as guarantor of payment of the notes, and not of any of their respective subsidiaries. We conduct our operations primarily through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt-service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt-service obligations, including payments on the notes. Our subsidiaries will be permitted under the terms of the indenture governing the notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets, will be structurally subordinated to all indebtedness and other liabilities of such subsidiaries. As a result, holders of the notes have a junior position to the claims of creditors of such subsidiaries on their assets and earnings.

As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under the revolving credit facilities (under which NIFCO, a subsidiary of Noble-Cayman, is also a borrower) and $399 million of borrowings outstanding under the commercial paper program. The revolving credit facilities and the commercial paper program are guaranteed by NHIL and NHC, subsidiaries of Noble-Cayman. As of March 1, 2015, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $3.7 billion of unsecured long-term senior notes (including current maturities) outstanding. Of this amount, both Noble-Cayman and NHIL are obligated as issuers or guarantors on $3.5 billion of senior unsecured notes and certain subsidiaries of Noble-Cayman other than NHIL are obligated as issuers or guarantors on $202 million of senior unsecured notes. As a result, the notes offered hereby will be effectively subordinated to the obligations of certain subsidiaries of Noble-Cayman other than NHIL on $202 million of indebtedness under senior unsecured notes, to the obligations of NIFCO under the revolving credit facilities, to the guarantee obligations of NHC on any amounts outstanding under the revolving credit facilities and the commercial paper program and to any secured indebtedness, to the extent of the value of the collateral securing such indebtedness (as described in the risk factor immediately below).

Payments on the notes, including under the guarantee, will be effectively subordinated to claims of secured creditors.

The notes represent unsecured obligations of NHIL. Accordingly, any secured creditor of NHIL or any subsidiary of NHIL will have claims that are superior to the claims of holders of the notes to the extent of the value of the collateral securing that other indebtedness. Similarly, the guarantee of the notes will effectively rank junior to any secured debt of Noble-Cayman, as the guarantor, or any of its subsidiaries, to the extent of the value of the collateral securing such indebtedness. In the event of any distribution or payment of assets of NHIL or Noble-Cayman or any of their respective subsidiaries in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, secured creditors of NHIL, Noble-Cayman and such subsidiaries, respectively, will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of unsecured senior indebtedness of NHIL, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of NHIL. As a result, holders of notes may receive less, ratably, than secured creditors of NHIL. As of March 1, 2015, NHIL and its subsidiaries had no secured indebtedness outstanding.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. We could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. If new debt is added to our current debt levels, the related risks that we now face could increase.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by Noble-Cayman under its revolving credit facilities and commercial paper program, will be sufficient to enable us to pay our indebtedness, including the notes, and to fund our other liquidity needs.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $            , after deducting underwriting discounts and estimated offering expenses. NHIL intends to transfer the net proceeds to Noble-Cayman as advances, distributions, repayment of outstanding intercompany indebtedness or a combination of these. Noble-Cayman intends to use the net proceeds to repay indebtedness outstanding under its revolving credit facilities and commercial paper program, and any remaining amounts will be used for general corporate purposes.

As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under Noble-Cayman’s revolving credit facilities. The weighted average interest rate on the aggregate amount outstanding under both credit facilities as of March 1, 2015 was 1.31%. The revolving credit facilities have an initial maturity date of January 26, 2020 and January 29, 2016, respectively. Our borrowings under the credit facilities in 2015 were incurred for working capital purposes and capital expenditures.

Affiliates of all of the underwriters are lenders under the revolving credit facilities and, accordingly, will receive a portion of the net proceeds from this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

CAPITALIZATION

The following table sets forth Noble-Cayman’s consolidated (1) cash and cash equivalents and (2) capitalization as of December 31, 2014 on an actual basis and on an as adjusted basis to give effect to the offering of the notes and the use of proceeds therefrom to repay borrowings outstanding under its revolving credit facilities and commercial paper program as described under “Use of Proceeds.”

	December 31, 2014
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents (1)	$65,780	$

Long-term debt:
3.45% Senior Notes due 2015 (2)	350,000		350,000
3.05% Senior Notes due 2016	299,982		299,982
2.50% Senior Notes due 2017	299,920		299,920
7.50% Senior Notes due 2019	201,695		201,695
4.90% Senior Notes due 2020	499,151		499,151
4.625% Senior Notes due 2021	399,627		399,627
3.95% Senior Notes due 2022	399,264		399,264
6.20% Senior Notes due 2040	399,895		399,895
6.05% Senior Notes due 2041	397,681		397,681
5.25% Senior Notes due 2042	498,310		498,310
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Credit Facilities and Commercial Paper Program (1) (2)	1,123,495

Total long-term debt	4,869,020

Shareholder equity	6,496,478		6,496,478

Total capitalization	$11,365,498	$

(1)	As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under Noble-Cayman’s revolving credit facilities and commercial paper program. All or a portion of the net offering proceeds shown as applied to As Adjusted cash and cash equivalents will be used to repay borrowings under the revolving credit facilities and commercial paper program.
(2)	In 2015, our $350 million 3.45% Senior Notes and amounts outstanding under our revolving credit facilities and commercial paper program mature. We anticipate drawing on the revolving credit facilities or issuances under the commercial paper program to repay these outstanding balances; therefore, we have included the entire $350 million Senior Notes balance and $1.1 billion balance on the revolving credit facilities and commercial paper program in long-term debt.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Indebtedness of Noble-Cayman and NHIL and Related Guarantees

As of March 1, 2015, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $3.7 billion of unsecured long-term senior notes (including current maturities) outstanding. As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under Noble-Cayman’s unsecured revolving credit facilities and $399 million of borrowings outstanding under its commercial paper program, described below.

As of March 1, 2015, none of such outstanding indebtedness of Noble-Cayman and its subsidiaries, including NHIL, was secured.

Unsecured Long-term Senior Notes

The $3.7 billion of long-term senior notes of Noble-Cayman and its subsidiaries outstanding as of March 1, 2015 were originally issued by NHIL ($3.5 billion original principal amount) and NHC ($250 million original principal amount; $202 million aggregate principal amount outstanding as of March 1, 2015). At the time of issuance of such senior notes or subsequent to such issuance, Noble-Cayman or one or more subsidiaries of Noble-Cayman was or became a co-issuer or guarantor or otherwise became obligated on such senior notes, such that, as of March 1, 2015, the issuers, co-issuers and guarantors of such senior notes were as follows:

Notes	Issuer (Co-Issuer(s))	Guarantor(s)
$350 million 3.45% Senior Notes due 2015	NHIL	Noble-Cayman
$300 million 3.05% Senior Notes due 2016	NHIL	Noble-Cayman
$300 million 2.50% Senior Notes due 2017	NHIL	Noble-Cayman
$202 million 7.50% Senior Notes due 2019	NHC; Noble Drilling Holding LLC; Noble Drilling Services 6 LLC	Noble-Cayman
$500 million 4.90% Senior Notes due 2020	NHIL	Noble-Cayman
$400 million 4.625% Senior Notes due 2021	NHIL	Noble-Cayman
$400 million 3.95% Senior Notes due 2022	NHIL	Noble-Cayman
$400 million 6.20% Senior Notes due 2040	NHIL	Noble-Cayman
$400 million 6.05% Senior Notes due 2041	NHIL	Noble-Cayman
$500 million 5.25% Senior Notes due 2042	NHIL	Noble-Cayman

All of the entities listed in the table above, other than Noble-Cayman, are indirect subsidiaries of Noble-Cayman. None of the entities listed in the table above are subsidiaries of NHIL except for Noble Drilling Holding LLC and Noble Drilling Services 6 LLC, which are wholly-owned subsidiaries of NHIL.

Noble-Cayman Unsecured Revolving Credit Facilities and Commercial Paper Program

Noble-Cayman and NIFCO are borrowers under a five-year $2.445 billion senior unsecured revolving credit facility with an initial maturity date of January 26, 2020 (the “five-year credit facility”) and a $225 million 364-day senior unsecured revolving credit facility with an initial maturity date of January 29, 2016 (the “364-day credit facility”). Subject to the satisfaction of certain conditions, Noble-Cayman may from time to time designate one or more of its other wholly-owned non-U.S. subsidiaries as additional borrowers under either revolving credit facility. The borrowers under each revolving credit facility cross-guarantee the obligations of each other borrower thereunder. In addition, NHIL and NHC currently guarantee the obligations of the borrowers thereunder. Noble-Cayman may, subject to certain customary conditions and in no event on more than two occasions during the term of the revolving credit facilities, request that the term of the revolving credit facilities be extended for an additional one-year period and 364-day period, respectively. Pursuant to the terms of each revolving credit facility, Noble-Cayman may, subject to certain customary conditions, including the successful procurement of additional commitments from new or existing lenders, elect to increase the amount available under the revolving credit facilities up to $3.5 billion and $425 million, respectively. The five-year credit facility provides for a swingline subfacility in the amount of up to $400 million and a letter of credit subfacility in an amount of up to $500 million (subject to certain lenders agreeing to become issuers of letters of credit following the closing date). Borrowings may be made under each revolving credit facility (a) at the sum of Adjusted LIBOR (as defined in each revolving credit facility) plus an applicable margin (currently 1.10 percent and 1.10 percent, respectively, based on Noble-Cayman’s current credit ratings), or (b) at the base rate (as defined in each revolving credit facility) plus an applicable margin (currently 0.10 percent and 0.10 percent, respectively, based on Noble-Cayman’s current credit ratings). The margin applicable to the interest rate under each revolving credit facility may increase if Noble-Cayman is subject to a ratings downgrade.

As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under the revolving credit facilities. Noble-Cayman also has a commercial paper program, which allows Noble-Cayman to issue up to $2.4 billion in unsecured commercial paper notes. Amounts issued under the commercial paper program are supported by the unused capacity under the revolving credit facilities. NHIL and NHC have guaranteed any borrowings under the commercial paper program. As of March 1, 2015, there was an aggregate of $399 million of borrowings outstanding under the commercial paper program. At March 1, 2015, there was approximately $1.5 billion of remaining availability under the revolving credit facilities and the commercial paper program.

Certain Letters of Credit, Surety and Other Bonds and Guarantees

As of March 1, 2015, Noble-Cayman had letters of credit of approximately $148 million, including bonds covering the temporary importation of equipment, performance bonds and expatriate visa guarantees.

DESCRIPTION OF THE NOTES

The notes of each series offered by this prospectus supplement will constitute a separate series of senior debt securities of NHIL as described below and in the accompanying prospectus. The notes will be issued under an indenture between NHIL, as issuer, and Wells Fargo Bank, N.A., as trustee, and a first supplemental indenture among NHIL, as issuer, the trustee and Noble-Cayman, as guarantor. In this section, references to the “indenture” refer to the indenture as supplemented and amended by the first supplemental indenture. The summary of selected provisions of the notes and the indenture referred to below, supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities.” This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture, including the first supplemental indenture providing for the guarantee by Noble-Cayman, have been or will be filed by Noble-Cayman with the SEC, and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used and not defined in this description have the meaning given them in the accompanying prospectus or the indenture.

In this section, references to “NHIL”, “we,” “our,” “us” and the “Company” mean NHIL, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and references to “Noble-Cayman” mean Noble-Cayman, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The 20     notes, the 20     notes and the 20     notes will each constitute a separate series of senior debt securities under the indenture, initially limited to $             million aggregate principal amount of 20     notes, $             million aggregate principal amount of 20     notes and $             million aggregate principal amount of 20     notes. We may, from time to time, without giving notice to or seeking the consent of the holders of the debt securities, issue additional notes having the same ranking, interest rate, maturity and other terms as the 20     notes, the 20     notes or the 20     notes issued in this offering. Any additional 20     notes having such similar terms together with the previously issued 20     notes will constitute a single series of debt securities under the indenture, any additional 20     notes having such similar terms together with the previously issued 20     notes will constitute a single series of debt securities under the indenture and any additional 20     notes having such similar terms together with the previously issued 20     notes will constitute a single series of debt securities under the indenture.

The 20     notes will mature on             , 20     and will bear interest at the rate of     % per annum, accruing from March     , 2015. The 20     notes will mature on             , 20     and will bear interest at the rate of     % per annum, accruing from March     , 2015. The 20     notes will mature on             , 20     and will bear interest at the rate of     % per annum, accruing from March     , 2015. Interest on the notes of each series will be paid semi-annually, in arrears, on              and              to the holders of record at the close of business on the              and              immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The notes of each series initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “—Book-Entry, Delivery and

Form.” If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See “—Book-Entry, Delivery and Form” below. We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the agent of the trustee in the City of New York, which is currently located at Wells Fargo Bank, N.A., 150 East 42nd Street, New York, New York 10017.

So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described below under the caption “—Book-Entry, Delivery and Form,” we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

We will pay principal of and any premium on the notes of each series at their stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

We will be entitled to redeem the notes at our option as described below under the caption “—Optional Redemption.” You will not be permitted to require us to redeem or repurchase the notes. The notes will not be subject to a sinking fund.

Interest Rate Adjustment

The interest rate payable on each series of the notes will be subject to adjustment from time to time if either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services (“S&P”), or, if either Moody’s or S&P ceases to rate the notes of that series or fails to make a rating of the notes of that series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P (a “substitute rating agency”), downgrades (or subsequently upgrades) the debt rating applicable to the notes (a “rating”) as set forth below.

If the rating from Moody’s (or a substitute rating agency therefor) applicable to the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of such series will increase from those set forth on the cover page of this prospectus supplement by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	25 basis points
Ba2	50 basis points
Ba3	75 basis points
B1 or below	100 basis points

If the rating from S&P (or a substitute rating agency therefor) applicable to the notes of a series is decreased to a rating set forth in the immediately following table, the interest rate on the notes of such series will increase from those set forth on the cover page of the prospectus supplement by the percentage set forth opposite that rating:

Rating	Percentage
BB+.	25 basis points
BB	50 basis points
BB-	75 basis points
B+ or below	100 basis points

If Moody’s or S&P (or, in either case, a substitute rating agency therefor) subsequently increases its rating applicable to the notes of a series to any of the threshold ratings set forth above, the interest rate on the notes of such series will be decreased such that the interest rate for the notes of such series equals the interest rate set forth on the cover page of this prospectus supplement plus the percentage set forth opposite the ratings from the tables above in effect immediately following the increase. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, a substitute rating agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for any series of the notes be reduced to below the interest rate set forth for such series of notes on the cover page of this prospectus supplement, or (2) the total increase in the interest rate on any series of the notes exceed 2.00% above the interest rate set forth for such series on the cover page of this prospectus supplement. If Moody’s (or a substitute rating agency therefor) increases its rating applicable to the notes of a series to Baa2 or higher, and S&P (or a substitute rating agency therefor) increases its rating applicable to the notes of such series to BBB+ or higher (or one of these ratings if the notes are only rated by one rating agency), the interest rate on such series of notes will remain at, or be decreased to, as the case may be, the interest rate for such series of the notes set forth on the cover page of this prospectus supplement (and if one such upgrade occurs and the other does not, the interest rate on the notes of such series will be decreased so that it does not reflect any increase attributable to the upgrading ratings agency), and no subsequent downgrades in a rating shall result in an adjustment of the interest rates on the notes of such series as provided herein.

If at any time Moody’s or S&P (or, in either case, a substitute rating agency therefor) ceases to provide a rating of the notes of a series for reasons outside of our control, we will use our commercially reasonable efforts to obtain a rating of such series of notes from a substitute ratings agency, to the extent one exists, and if a substitute ratings agency exists, for purposes of determining any increase or decrease in the interest rate on the notes of a series pursuant to the tables above (1) such substitute ratings agency will be substituted for the ratings agency which has since ceased to provide such rating, (2) the relative rating scale used by such substitute ratings agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by us and, for purposes of determining the applicable ratings included in the applicable table above with respect to such substitute ratings agency, such ratings will be deemed to be the equivalent ratings used by the ratings agency which has since ceased to provide such rating in such table and (3) the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such substitute ratings agency in the applicable table above (taking into account the provisions of clause (2) above), plus any applicable percentage resulting from a decreased rating by the other ratings agency.

If either Moody’s or S&P (or, in either case, a substitute rating agency therefor) ceases to provide a rating of the notes of a series and we have not replaced such rating agency with a substitute rating agency in accordance with the previous paragraph, the interest rate on the notes of such series will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes of such series on the date of their initial issuance plus twice any applicable percentage resulting from a decreased rating by the other ratings agency. Any subsequent increase or decrease in the interest rates of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rates of the notes shall be made solely as a result of either Moody’s or S&P (or, in either case, a substitute rating agency therefor) ceasing to provide a rating. If both Moody’s and S&P (or, in either case, a substitute rating agency therefor) cease to provide a rating, the interest rates on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate set forth on the cover page of this prospectus supplement.

Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period commencing after the date on which a rating change occurs that requires an adjustment in the interest rates. If Moody’s or S&P (or, in either case, a substitute rating agency therefor) changes its rating of the notes of a series more than once during any particular interest period, the last change by such agency will control for purposes of any interest rate increase or decrease with respect to the notes of such series described above relating to such rating agency’s action.

Ranking of Notes; Guarantee

The notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with any and all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries or other subsidiaries of Noble-Cayman. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. As a result, the notes will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

The due and punctual payment of the principal of, premium, if any, and interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble-Cayman. The guarantee will be the general unsecured obligation as to payment of Noble-Cayman and will rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of Noble-Cayman, including other guarantees by Noble-Cayman in favor of its subsidiaries other than NHIL. Because Noble-Cayman conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by the subsidiaries of Noble-Cayman, Noble-Cayman depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the guarantee relating to the notes. As a result, the guarantee will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the subsidiaries of Noble-Cayman other than NHIL. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Noble-Cayman.

As of March 1, 2015, Noble-Cayman and its subsidiaries, including NHIL and its subsidiaries, had approximately $3.7 billion of unsecured long-term senior notes (including current maturities) outstanding. Of this amount, both Noble-Cayman and NHIL are obligated as issuers or guarantors on $3.5 billion of senior unsecured notes and certain subsidiaries of Noble-Cayman other than NHIL are issuers or guarantors on $202 million of senior unsecured notes. As a result, the notes offered hereby will be effectively subordinated to the obligations of certain subsidiaries of Noble-Cayman other than NHIL on $202 million of indebtedness, to the obligations of NIFCO under the revolving credit facilities, to the guarantee obligations of NHC on any amounts outstanding under the revolving credit facilities and the commercial paper program (described below) and to any secured debt.

In addition to the debt described above, Noble-Cayman and NIFCO are borrowers under a five-year $2.445 billion senior unsecured revolving credit facility and a $225 million 364-day senior unsecured revolving credit facility, together providing for aggregate borrowings up to $2.7 billion. The unused capacity of the revolving credit facilities backstop Noble-Cayman’s $2.4 billion commercial paper program. NHIL and NHC have guaranteed any borrowings outstanding under the revolving credit facilities and the commercial paper program. Further, under each revolving credit facility, Noble-Cayman and NIFCO, as borrowers, cross-guarantee one another’s obligations thereunder. As of March 1, 2015, there was an aggregate of $812 million of borrowings outstanding under the revolving credit facilities and $399 million of borrowings outstanding under the commercial paper program.

Optional Redemption

The notes of each series will be redeemable, at our option, at any time or from time to time, in whole or in part, on any date prior to maturity (the “Redemption Date”) in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof at a price (the “Redemption Price”) equal to 100% of the principal amount of the notes of the series being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price will never be less than 100% of the principal amount of the notes of the series being redeemed plus accrued and unpaid interest to the Redemption Date.

The amount of the Make-Whole Premium with respect to any note (or portion of a note) to be redeemed will be equal to the excess, if any, of:

(i)	the sum of the present values, calculated as of the Redemption Date, of:

(A) each interest payment that, but for the redemption, would have been payable on the note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and

(B) the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;

over

(ii)	the principal amount of the note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus      basis points in the case of the 20     notes,      basis points in the case of the 20     notes and      basis points in the case of the 20     notes.

The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by us; provided that if we fail to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Barclays Capital Inc. or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the trustee (in any such case, an “Independent Investment Banker”).

For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of U.S. Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the applicable series of notes, calculated to the nearest 1/12 of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately before the applicable Redemption Date.

The weekly average yields of U.S. Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for U.S. Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the U.S. Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the U.S. Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for U.S. Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

At any time on or after                     , 20     with respect to the 20     notes (         months prior to the maturity date of such notes),                     , 20     with respect to the 20     notes (         months prior to the maturity date of such notes) or                     , 20     with respect to the 20     notes (         months prior to the maturity date of such notes), we may redeem some or all of the notes of the applicable series, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed pro rata or by lot (or, in the case of notes in global form, by such method as DTC may require). The trustee may select for redemption notes and portions of notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

Limitation on Liens. The indenture provides that Noble-Cayman will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if Noble-Cayman shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at Noble-Cayman’s option, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

“Permitted Liens” means (i) Liens existing on the date of original issuance of notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Noble-Cayman or at the time such Person is merged into or consolidated with Noble-Cayman or any of its Subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties and assets of a Person to Noble-Cayman or a Subsidiary of Noble-Cayman; (iii) Liens in favor of Noble-Cayman or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds, or similar indebtedness; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by Noble-Cayman or any Subsidiary of Noble-Cayman prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like

Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of Noble-Cayman or any of its Subsidiaries securing its Indebtedness or Indebtedness of any such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of Noble-Cayman or any of its Subsidiaries in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness; provided that the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers’ compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.

Notwithstanding the foregoing, Noble-Cayman and its Subsidiaries may, without securing the notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Noble-Cayman and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading “Limitation on Sale/Leaseback Transactions”), does not at any one time exceed 15% of Noble-Cayman’s Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions. The indenture provides that Noble-Cayman will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with any person (other than Noble-Cayman or a Subsidiary of Noble-Cayman) unless: (a) Noble-Cayman or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant; (b) after the date of the first series of notes issued under the indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, Noble-Cayman or such Subsidiary shall have expended for property used or to be used in the ordinary course of Noble-Cayman’s business and that of its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Noble-Cayman shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) we or Noble-Cayman, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Noble-Cayman, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by Noble-Cayman as set forth in clause (b) above), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us or Noble-Cayman plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/ Leaseback Transaction entered into by Noble-Cayman or any of its Subsidiaries during such period.

Consolidation, Amalgamation, Conveyance, Transfer or Lease of Assets. The indenture provides that (a) we will not consolidate or amalgamate with or merge into any other person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our properties and assets to any person, other than one of our direct or indirect wholly-owned subsidiaries and (b) Noble-Cayman will not consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its properties and assets to any person, other than one of its direct or indirect wholly-owned subsidiaries, in each case, unless:

•

either (i) we or Noble-Cayman, as applicable, shall be the continuing person or (ii) the person formed by such consolidation or amalgamation or into which we or Noble-Cayman, as applicable, are merged, or the person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of our or Noble-Cayman’s properties and assets, as applicable, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on or any additional amounts with respect to the notes and the performance of our or Noble-Cayman’s, as applicable, covenants and obligations under the indenture and the notes, or, in the case of Noble-Cayman, the guarantee, in which case such person would be substituted for us or Noble-Cayman, as applicable, in the indenture with the same effect as if it had been an original party to the indenture;

•	immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; and

•

we or Noble-Cayman deliver to the applicable trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that the transaction and the supplemental indenture comply with the indenture.

Tax Additional Amounts

We will pay any amounts due with respect to payments on the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands or any other jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

If the Taxing Jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of the principal amount, redemption price and interest (if any) in accordance with the terms of the notes and the indenture. However, we will not pay any additional amounts in the following instances:

•

if any withholding would not be payable or due but for the fact that (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise having some present or former connection with the Taxing Jurisdiction other than the holding or ownership of the note or the collection of the principal amount, redemption price and interest (if any), in accordance with the terms of the note and the indenture, or the enforcement of the note or (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

•	if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;

•	if any withholding tax is attributable to any tax, levy, impost or charge that is payable otherwise than by withholding from payment of the principal amount, redemption price and interest (if any);

•

if any withholding tax would not have been imposed but for the failure to comply with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if (A) this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax and (B) at least 30 days prior to the first scheduled payment date for which compliance will be required, Noble-Cayman has notified holders or beneficial owners of notes that they must comply with such certification, identification, information, documentation or other reporting requirements;

•	to the extent a holder of a note is entitled to a refund or credit in such Taxing Jurisdiction of amounts required to be withheld by such Taxing Jurisdiction; or

•	any combination of the instances described in the preceding bullet points.

With respect to the fifth bullet point listed above, in the absence of evidence satisfactory to us we may conclusively presume that a holder of a note is entitled to a refund or credit of all amounts required to be withheld. We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

Noble-Cayman will, with respect to its guarantee of the notes, pay additional amounts, subject to the above requirements and limitations, with respect to any withholding tax imposed by or for the account of any Taxing Jurisdiction with respect to any payments made under the guarantee.

Noble-Cayman will furnish to the trustee documentation reasonably satisfactory to the trustee evidencing the payment of any withholding taxes with respect to payments on the notes. Copies of such receipts will be made available to the holders of the notes or beneficial owners of the notes upon written request.

Events of Default

“Events of Default” means, with respect to the notes, any of the following events:

•	failure to pay principal of or premium (if any) on any notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on or any additional amounts with respect to notes when due and payable and such default continues for 30 days;

•

default in the performance or breach of any covenant in the indenture, which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in aggregate principal amount of the outstanding notes as provided in the indenture;

•	the guarantee of the notes by Noble-Cayman ceases to be in full force and effect or Noble-Cayman denies or disaffirms its obligations under such guarantee;

•	certain events of bankruptcy, insolvency or reorganization, as the case may be, involving Noble-Cayman or us; and

•

default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by Noble-Cayman or any of its Subsidiaries or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of Noble-Cayman or any of its Subsidiaries resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to Noble-Cayman by the trustee or to Noble-Cayman and the trustee by the holders of at least 25% in principal amount of all outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture.

For purposes of the foregoing, “Non-Recourse Indebtedness” means any of Noble-Cayman’s Indebtedness or any Indebtedness of any of its Subsidiaries in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary, Liens on assets of the Subsidiary acquired after the date of original issuance of the notes, and with respect to such Indebtedness of Noble-Cayman’s or any of its Subsidiaries, neither Noble-Cayman nor any of its Subsidiaries (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of Noble-Cayman or any of its Subsidiaries or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

The holders of a majority in principal amount of the notes may waive any past default with respect to the notes under the indenture and its consequences, and the holders of a majority in principal amount of all notes of any series outstanding under the indenture may waive on behalf of the holders of all notes of such series outstanding under the indenture any other past default under the indenture and its consequences, except:

•	in the case of the payment of the principal of, premium (if any) or interest on any notes; or

•	except as described below under the caption “—Amendment, Supplement and Waiver.”

Discharge and Defeasance

The terms of the notes provide that we will be permitted to terminate certain of our obligations and those of Noble-Cayman under the indenture, including the covenants described above under “—Certain Covenants,” pursuant to the indenture’s covenant defeasance provisions only if we deliver to the trustee an opinion of counsel that covenant defeasance will not cause holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes.

The terms of the notes also provide for legal defeasance. Legal defeasance is permitted only if we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes.

Amendment, Supplement and Waiver

We generally may amend the indenture or the notes and the guarantee with the written consent of the holders of a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive our compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive our compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of the notes, or any installment of principal of or interest on any note;

•	reduces the principal amount of or the interest rate applicable to any note;

•	changes any place of payment for any note;

•	changes the currency in which the principal, premium, or interest of any note may be repaid;

•	impairs the right of the holder of any note to institute suit for the enforcement of any payment due in respect of any note on or after stated maturity;

•	reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	waives any default in the payment of principal of, or premium or interest on, any note due under the indenture; or

•	releases Noble-Cayman from any of its obligations under the guarantee or the indenture, except in accordance with the terms of the indenture.

Notwithstanding the foregoing, we may amend the indenture or the notes without the consent of any holder:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of notes in any material respect;

•	to issue additional notes as permitted by the indenture; or

•	to allow a guarantor to execute a supplemental indenture or a guarantee with respect to the notes.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those that are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Noble-Cayman and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or that are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Noble-Cayman and/or one or more Subsidiaries of Noble-Cayman.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the indenture, Noble-Cayman or any Subsidiary of Noble-Cayman shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Pari Passu Indebtedness” means any Indebtedness of Noble-Cayman, whether outstanding on the issue date of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the guarantee.

“Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by Noble-Cayman or any Subsidiary of Noble-Cayman and used for drilling offshore oil and gas wells, which, in the opinion of Noble-Cayman’s Board of Directors, is of material importance to the business of Noble-Cayman and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets of Noble-Cayman and its consolidated Subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Noble-Cayman or any Subsidiary of Noble-Cayman leases any Principal Property that has been or is to be sold or transferred by Noble-Cayman or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between Noble-Cayman and a Subsidiary of

Noble-Cayman or between its Subsidiaries, or (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to Noble-Cayman at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Noble-Cayman in Noble-Cayman’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by Noble-Cayman or one or more subsidiaries of Noble-Cayman.

Book-Entry, Delivery and Form

The notes of each series initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an Event of Default, as defined above under the caption “—Events of Default,” under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences of an investment in the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of notes that purchase notes in the initial offering at their issue price (i.e., the first price at which a substantial amount of notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold such notes as “capital assets” within the meaning of Section 1221 of the Code. For purposes of this discussion, the term “holder” means either a U.S. holder or a non-U.S. holder (each as defined below), or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to holders of notes that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or foreign currency;

•	tax-exempt entities;

•	banks, thrifts, insurance companies, and other financial institutions;

•	regulated investment companies;

•	mutual funds;

•	real estate investment trusts;

•	persons that hold the notes as part of a straddle, hedge, conversion transaction, wash sale or other integrated transaction;

•	U.S. holders that have a “functional currency” other than the U.S. dollar;

•	holders subject to the alternative minimum tax;

•	partnerships or other pass-through entities (or their investors or beneficiaries);

•	certain former citizens or residents of the United States; and

•

U.S. holders that, at any time, are treated for U.S. federal income tax purposes as owning 10% or more of the total combined voting power of all classes of stock entitled to vote of Noble-UK or of any subsidiary of Noble-UK that is treated as a corporation for U.S. federal income tax purposes.

Moreover, this discussion does not address any aspect of non-income taxation, any state, local or foreign taxation or the effect of any tax treaty. No ruling has or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the notes, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are an organization that is a partnership for U.S. federal income tax purposes or a partner in such organization, you are urged to consult with your own tax advisor as to the U.S. federal tax considerations that are applicable to you.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE NOTES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts on the notes that are in excess of stated interest on or principal of the notes. See “Description of the Notes—Optional Redemption” and “Description of the Notes—Tax Additional Amounts.” We intend to take the position that the likelihood that we will be required to make such payments is remote as of the issue date of the notes and, therefore, that these provisions do not cause the notes to be treated as “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations (“CPDIs”). However, additional income will be recognized to a holder of notes if any such additional payment is made. Our position that the contingencies described above are remote is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position.

We may also be obligated to pay additional interest on the notes as a result of adjustments to the credit ratings assigned to the notes. See “Description of the Notes—Interest Rate Adjustment.” Special rules, including rules applicable to CPDIs and “variable rate debt instruments” within the meaning of the applicable Treasury regulations (“VRDIs”), may apply to debt instruments that provide for payments that vary or are contingent upon a specified event, such as an interest rate that varies based on the credit quality of the issuer. It is unclear how these rules apply to the notes. We believe and intend to take the position that the notes should be treated as VRDIs rather than CPDIs, and the discussion below assumes that the notes will be treated as VRDIs.

It is possible, however, that the IRS could assert that the notes should be treated as CPDIs, which could materially and adversely affect the amount, timing and character of income, gain or loss with respect to a holder’s investment in the notes. Accordingly, prospective purchasers of the notes are urged to consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Consequences to U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to a U.S. holder of notes. The term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Under our present ownership structure, the source of interest income on the notes depends upon the activities of a partnership within the Noble group that owns NHIL. We believe that the partnership presently conducts, and will conduct in the future, its activities in such a manner that interest income on the notes generally will be foreign source income for foreign tax credit and other relevant U.S. federal income tax purposes. However, there can be no assurance that the activities of the partnership are or will be so conducted or that the circumstances will not change. U.S. holders are urged to consult their tax advisors regarding any U.S. federal income tax consequences that may result from such change, including any effects on the availability of foreign tax credits.

Sale, Exchange or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note) in an amount equal to the difference between (i) the amount realized on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxed as described under “—Payments of Interest” above), and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be equal to the amount paid for the note reduced by any payments (excluding stated interest) received with respect to the note through the date of disposition.

Any such capital gain or loss on a sale, exchange or other taxable disposition of a note as described in the foregoing paragraph will generally be long-term capital gain or loss if the U.S. holder’s holding period with respect to such note is more than one year. Long-term capital gain recognized by non-corporate U.S. holders is generally eligible for reduced rates of taxation. The ability to deduct capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Interest on the notes paid within the United States or through a United States payor or United States middleman (as defined in the Treasury Regulations) is subject to information reporting and may be subject to backup withholding unless the U.S. holder (1) is a corporation or other exempt recipient or (2) provides a taxpayer identification number and satisfies certain certification requirements. Information reporting requirements and backup withholding may also apply to proceeds from the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note).

In addition to being subject to backup withholding, if a U.S. holder does not provide us (or our paying agent) with the holder’s correct taxpayer identification number or other required information, the holder may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Foreign Financial Asset Information Reporting

A U.S. holder that is an individual who holds “specified foreign financial assets” with values in excess of certain dollar thresholds will be required to report to the IRS information relating to the individual’s investment in such assets. “Specified foreign financial assets” include any financial accounts held at a foreign financial institution, as well as interests in foreign issuers (such as the notes) that are not held in accounts maintained by financial institutions. Under proposed Treasury Regulations, an entity may be treated as an individual in certain circumstances for purposes of these rules. U.S. holders are urged to consult their tax advisors regarding the effect, if any, of this information reporting on their investments in the notes.

Additional Medicare Tax on Net Investment Income

An additional 3.8% Medicare tax (the “Medicare Tax”) will be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Net investment income will generally include gross income from interest and net gain from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of the notes.

Consequences to Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

Payments of Interest

As long as interest income on the notes is foreign source income, and subject to the discussion under “—Information Reporting and Backup Withholding” below, a non-U.S. holder will generally not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes unless the non-U.S. holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such holder in the United States).

As discussed above, we believe that the partnership presently conducts, and will conduct in the future, its activities in such a manner that interest income on the notes will be foreign source income. See “—Consequences to U.S. Holders—Payments of Interest.” However, there can be no assurance that the activities of the partnership are or will be so conducted or that the circumstances will not change.

In the event any interest income on the notes were treated as U.S. source income, and subject to the discussions under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, payments of such U.S. source interest to a non-U.S. holder would generally not be subject to U.S. federal income or withholding tax if the portfolio interest exemption applies to such holder. The portfolio interest exemption generally will apply to a non-U.S. holder if (1) the interest is not effectively connected with such holder’s conduct of a trade or business in the United States and (2) such holder satisfies each of the following requirements:

•

such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Noble-UK or of any subsidiary of Noble-UK that is treated as a corporation for U.S. federal income tax purposes or 10% or more of the capital or profits interest in any subsidiary of Noble-UK that is treated as a partnership for U.S. federal income tax purposes;

•	such holder is not a “controlled foreign corporation” with respect to which Noble-UK or we are a “related person,” each within the meaning of the Code;

•	such holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

such holder certifies that it is not a U.S. person by providing a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, to (1) us (or our paying agent) or (2) a securities clearing organization, bank or other financial institution that (i) holds customers’ securities in the ordinary course of its trade or business, (ii) holds the non-U.S. holder’s notes on such holder’s behalf, (iii) certifies to us (or our paying agent) under penalties of perjury that it has received from such holder a signed, written statement and (iv) provides us (or our paying agent) with a copy of this statement.

If the portfolio interest exemption does not apply to a non-U.S. holder, then the gross amount of U.S. source interest that such holder receives on a note will be subject to U.S. withholding tax at a rate of 30% unless (1) the non-U.S. holder is eligible for a reduced withholding rate or exemption under an applicable income tax treaty, in which case such holder must provide a properly completed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form, as applicable, or (2) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States), in which case such holder must provide a properly completed IRS Form W-8ECI or appropriate substitute form.

Any U.S. source interest that is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a treaty applies, is attributable to a permanent establishment or fixed base maintained by such holder in the United States) generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. In the case of a non-U.S. holder that is a foreign corporation, such interest may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition of Notes

Subject to the discussions under “— Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance” below, any gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of a note will not be subject to U.S. federal withholding tax or income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

However, any proceeds of the disposition attributable to accrued but unpaid interest will be treated in the same manner as described above under “—Consequences to Non-U.S. Holders—Payments of Interest.”

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on a note held by a non-U.S. holder or proceeds from the sale, exchange or other taxable disposition of a note (including a redemption or retirement of a note) by a non-U.S. holder if such interest or proceeds are paid outside of the United States by a non-United States payor or non-United States middleman.

Any interest or proceeds received by a non-U.S. holder from a United States payor or United States middleman generally will be subject to information reporting and backup withholding unless (1) such non-U.S. holder provides the United States payor or United States middleman with a properly executed IRS Form W-8BEN, W-8BEN-E or an appropriate substitute form, as applicable, or (2) such non-U.S. holder otherwise establishes an exemption.

Non-U.S. holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption, and the procedure for obtaining such an exemption, if available. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes certain required information to the IRS.

Foreign Account Tax Compliance

As discussed above, we believe that the partnership presently conducts, and will conduct in the future, its activities in such a manner that interest income on the notes will be foreign source income. See “—Consequences to U.S. Holders—Payments of Interest.” However, there can be no assurance that the activities of the partnership are or will be so conducted or that the circumstances will not change.

In the event any interest income on the notes were treated as U.S. source income, Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) would generally impose a U.S. federal withholding tax of 30% on (i) payments of such U.S. source interest on the notes and (ii) payments of all or a portion of the gross proceeds from the sale or other disposition of the notes occurring after December 31, 2016, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless those entities comply with certain U.S. information reporting, disclosure and certification requirements.

Non-U.S. holders and U.S. holders are urged to consult their tax advisors regarding the possible impact FATCA may have on your investment in the notes and on the entities through which you hold the notes or through which payments on the notes are made.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands laws, payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands, withholding will not be required on the payment of interest and principal to any holder of the notes and gains derived from the disposal of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable in respect of the issue of the notes. The notes themselves and an instrument of transfer in respect of a note will be subject to stamp duty if executed in or brought into the Cayman Islands. There will be no Cayman Islands tax consequences with respect to holding notes or exchanging outstanding notes for new notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

UNDERWRITING (CONFLICTS OF INTEREST)

NHIL, Noble-Cayman and the underwriters for the offering named below, for whom Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, are acting as the representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, NHIL has agreed to sell and each underwriter has severally agreed to purchase the principal amounts of notes indicated in the following table.

Underwriter	Principal Amount of 20 Notes to be Purchased	Principal Amount of 20 Notes to be Purchased	Principal Amount of 20 Notes to be Purchased
Barclays Capital Inc.	$	$	$
Citigroup Global Markets Inc. .
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC

Total	$	$	$

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement, if any of the notes are purchased. The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered by this prospectus supplement are subject to the approval of specified legal matters by their counsel and several other specified conditions. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters have advised us that they propose to offer the notes of each series offered by this prospectus supplement to the public at the initial public offering price set forth on the cover of this prospectus supplement and may offer the notes to certain securities dealers at such price less a concession not in excess of     % of the principal amount in the case of the 20     notes,     % of the principal amount in the case of the 20     notes and     % of the principal amount in the case of the 20     notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the 20     notes,     % of the principal amount of the 20     notes and     % of the principal amount of the 20     notes, respectively, on sales to certain other brokers and dealers. After the initial offering of the notes, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters connection with this offering of notes (expressed as a percentage of the principal amount of the notes):

Paid by Noble
Per 20 note		%
Per 20 note		%
Per 20 note		%

We estimate that our share of the total expenses of this offering, excluding the underwriting discounts, will be approximately $                .

Each series of the notes is a new issue of securities with no established trading market. The underwriters have informed us that they may make a market in the notes from time to time. The underwriters are not obligated to do this, and they may discontinue this market making for the notes at any time without notice. Therefore, no assurance can be given concerning the liquidity of the trading market for the notes or that an active market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater number of notes than they are required to purchase in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. Neither we nor any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

NHIL and Noble-Cayman have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that each underwriter may be required to make in respect thereof.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in other investment banking or commercial banking transactions with Noble-UK, Noble-Cayman and their affiliates, for which they have received or will receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

We intend to use at least 5% of the net proceeds of this offering to repay indebtedness owed by us to certain affiliates of the underwriters who are lenders under our revolving credit facilities. See “Use of Proceeds” in this prospectus supplement. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority Inc. Pursuant to Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as the offering is of a class of securities that are investment grade rated. Underwriters (including their affiliates) that will receive at least 5% of the net proceeds of this offering will not confirm sales of the notes to any account over which they exercise discretionary authority without the prior written approval of the customer.

Selling Restrictions

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the notes or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the notes (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto or thereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive (the “Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and the 2010 PD Amending Directive to the extent implemented, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to any legal entity that is a “qualified investor” as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented;

•

to fewer than (i) 100 natural or legal persons per Relevant Member State (other than “qualified investors” as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented) or (ii) if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons per Relevant Member State (other than “qualified investors” as defined in the Prospectus Directive or the 2010 PD Amending Directive if the relevant provision has been implemented), in each case subject to obtaining the prior consent of the relevant representative or representatives by the issuer for any such offer; or

•	in any circumstances falling within Article 3(2) of the Prospectus Directive or Article 3(2) of the 2010 PD Amending Directive to the extent implemented.

For the purposes of this provision, the expression an “offer of notes to the public,” in relation to any notes in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC, and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the underwriting agreement, each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. The validity of the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Noble Corporation for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

NOBLE CORPORATION

Guarantees of Debt Securities

NOBLE HOLDING INTERNATIONAL LIMITED

Debt Securities

This prospectus relates to debt securities of Noble Holding International Limited, a Cayman Islands exempted company (“NHIL”). Any of these securities may be sold from time to time in one or more offerings. The debt securities of NHIL will be guaranteed by Noble Corporation, a Cayman Islands company (“Noble-Cayman”). The specific terms of these sales will be provided in supplements to this prospectus.

Each of Noble-Cayman and NHIL is an indirect wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (“Noble-UK”) whose ordinary shares are listed on The New York Stock Exchange. Noble-UK will not issue any securities under this prospectus or any supplement to this prospectus.

These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.

Investing in these securities involves risks. Please read carefully “Risk Factors” on page 2 of this prospectus and in any applicable prospectus supplement for a discussion of risks you should consider before investing.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2015.

About This Prospectus

As used in this prospectus and any prospectus supplement:

•	“Noble-Cayman,” “we,” “our,” and “us” generally mean Noble Corporation, a Cayman Islands exempted company, together with its consolidated subsidiaries, unless the context otherwise requires, such as in the sections providing description of the securities offered in this prospectus or describing the risk factors relating to the securities offered in this prospectus;

•	“NHIL” means Noble Holding International Limited, a Cayman Islands exempted company and a wholly-owned indirect subsidiary of Noble-Cayman; and

•	“issuer” means NHIL.

The issuer is an indirect wholly-owned subsidiary of Noble-UK. Noble-UK will not be an issuer under this prospectus or any prospectus supplement.

This prospectus is part of a registration statement that the issuer has filed with the Securities and Exchange Commission (referred to as the SEC in this prospectus) utilizing a “shelf” registration process. Under this shelf process, the issuer may offer and sell different types of the securities as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided and, if applicable, a free writing prospectus that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement and, if applicable, any free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus, together with the additional information contained in the documents referred to under the “Where You Can Find More Information” section of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus provided in connection with an offering. The issuer has not authorized anyone else to provide you with different information. The issuer is not making any offer of securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus provided in connection with an offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus, an accompanying prospectus supplement or any free writing prospectus. The business, financial condition, results of operations and prospects of the issuer may have changed since such dates.

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Where You Can Find More Information

Noble-Cayman is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (referred to as the U.S. Exchange Act in this prospectus), and in accordance therewith files annual, quarterly and current reports with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Noble-Cayman are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov.

The issuer has filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Noble-Cayman or one of its subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

Incorporation of Certain Information By Reference

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Noble-Cayman previously filed with the SEC. These documents contain important information about Noble-Cayman and the issuer.

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015; and

•	Current Report on Form 8-K filed on January 29, 2015.

All additional documents that Noble-Cayman files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless specifically incorporated in any prospectus supplement) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from Noble-Cayman without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Alan R. Hay

Noble Corporation

Suite 3D, Landmark Square

64 Earth Close

P.O. Box 31327

George Town, Grand Cayman

Cayman Islands, KY1-1206

(345) 938-0293

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (referred to as the U.S. Securities Act in this prospectus), and Section 21E of the U.S. Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this prospectus or an accompanying prospectus supplement regarding rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our financial position, business strategy, impairments, repayment of debt, timing or number of share repurchases, borrowings under our credit facilities or other instruments, sources of funds, completion, delivery dates and acceptance of our newbuild rigs, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions, and timing for compliance with any new regulations are forward-looking statements. When used in this prospectus or any accompanying prospectus supplement or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although the issuer believes that the expectations reflected in such forward-looking statements are reasonable, they cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and the issuer undertakes no obligation to revise or update any forward-looking statement for any reason, except as required by law. The issuer has identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described under “Risk Factors” in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q of Noble-Cayman, and in its other filings with the SEC, among others. Such risks and uncertainties are beyond the ability of the issuer to control, and in many cases, the issuer cannot predict the risks and uncertainties that could cause their actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating the issuer and deciding whether to invest in the issuer’s securities.

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About Noble-Cayman

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble-UK. Noble-UK, which is publicly traded and whose shares are listed on The New York Stock Exchange under the symbol “NE”, is a leading offshore drilling contractor for the oil and gas industry. Noble-Cayman is a holding company, and, through its subsidiaries, it performs contract drilling services with a fleet of offshore drilling units located worldwide.

In November 2013, we completed a series of transactions that effectively changed the place of incorporation of our parent holding company from Switzerland to the United Kingdom.

Noble-Cayman and its predecessors have been engaged in the contract drilling of oil and gas since 1921. Noble-Cayman’s principal executive offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

About NHIL

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide. NHIL was incorporated in the Cayman Islands in 2004. NHIL’s principal offices are located at Suite 3D, Landmark Square, 64 Earth Close, George Town, Grand Cayman, Cayman Islands, KY1-1206, and its telephone number is (345) 938-0293.

Risk Factors

Before you invest in the securities registered under this prospectus, you should carefully consider the “Risk Factors” included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and any applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the ability of the issuer to pay interest on, or principal of, any debt securities issued by it, may be reduced, the trading prices of any publicly traded securities of the issuer could decline and you could lose all or part of your investment.

Use of Proceeds

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

12 Months Ended December 31,
2014	2013	2012	2011	2010
1.3x	3.6x	3.1x	2.0x	3.7x

For the purpose of calculating these ratios, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), noncontrolling interest in net income (or reduction for noncontrolling interest in loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

Description of Debt Securities

The following description of debt securities, together with the particular terms of the debt securities offered that will be described in the prospectus supplement relating to such debt securities, sets forth the material terms and provisions of debt securities to be issued by the issuer. The term “issuer,” as used in this section, means NHIL.

The issuer may issue debt securities in one or more distinct series. The debt securities may be senior obligations issued in one or more series under a senior indenture between the issuer and Wells Fargo Bank, N.A. as trustee, or subordinated obligations issued in one or more series under a subordinated indenture between the issuer and Wells Fargo Bank, N.A. as trustee.

The debt securities of NHIL will be guaranteed by Noble-Cayman. The specific terms of these sales will be provided in supplements to this prospectus.

We have summarized material provisions of the indentures below. The forms of the indentures listed above have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The following description is qualified in all respects by reference to the actual text of the indentures and the forms of the debt securities.

General

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of debt securities;

•	the guarantor of the debt securities, if any;

•	the title of the debt securities of the series and whether the series is senior secured or senior unsecured debt securities or senior or junior subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the interest payment dates on which any such interest will be payable or the method by which the dates will be determined;

•	the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at the issuer’s option or otherwise;

•

the issuer’s obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or otherwise or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency in which payment of principal of and premium, if any, and interest on debt securities of the series shall be payable, if other than U.S. dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in U.S. dollars;

•	if the principal of or premium, if any, or interest on any debt securities is to be payable, at the issuer’s election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the stated principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of the acceleration of the maturity of the debt securities or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to the issuer’s covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms of any guarantee of the payment of principal, interest and premium, if any, with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those set forth in this prospectus;

•	if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the debt securities, including any restrictive covenants.

None of the indentures limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by the issuer and may be in any currency or currency unit designated by the issuer.

The debt securities may be issued as discounted debt securities bearing no interest (or interest at a rate that at the time of issuance is below market rates) to be sold at a discount below their stated principal amount.

U.S. federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

In the future we or one or more of our subsidiaries may also issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we or our subsidiaries issue be issued under the indentures described in this prospectus. Any other debt securities that we or our subsidiaries issue may be issued under other indentures or instruments containing provisions that differ from those included in the indentures or that are applicable to one or more issues of debt securities described in this prospectus.

Guarantee

The debt securities of NHIL will be guaranteed by Noble-Cayman. The specific terms and provisions of each guarantee will be described in the applicable prospectus supplement.

Subordination

Under each subordinated indenture, payment of the principal of and interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all the issuer’s senior indebtedness. Each subordinated indenture provides that no payment of principal, interest and any premium on subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving the issuer or its respective property, or

•	of any event of default in the payment of any principal of, or premium or interest on, any senior indebtedness of the issuer, when due or payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise unless and until such payment default has been cured or waived or otherwise ceased to exist.

The subordinated indentures will not limit the amount of senior indebtedness that the issuers may incur.

“Senior indebtedness” is defined with respect to an issuer to include (i) all notes or other unsecured evidences of indebtedness, including guarantees given by the issuer, for money borrowed by the issuer, not expressed to be subordinate or junior in right of payment to any other indebtedness of the issuer, and (ii) any modifications, refunding, deferrals, renewals or extensions of any such notes or other evidence of indebtedness issued in exchange for such indebtedness.

Consolidation, Amalgamation, Conveyance, Transfer or Lease

Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that the issuer will not, in any transaction or series of transactions, consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, other than a direct or indirect wholly-owned subsidiary, unless:

•	either (i) the issuer shall be the continuing corporation or (ii) the person formed by such consolidation or amalgamation or into which the issuer is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on and additional amounts with respect to all the debt securities and the performance of the issuer’s covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing or would result from the transaction; and

•	the issuer delivers to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

Modification of Indentures

Under each indenture, the rights and obligations of the issuer and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

The issuer under an indenture generally may amend the indenture or the debt securities issued under the indenture with the written consent of the holders of a majority in principal amount of the outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. The issuer under an indenture must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver, among other things:

•	changes the stated maturity of such debt securities, or any installment of principal of or interest on, any such debt securities;

•	reduces the principal amount of or the interest rate applicable to any such debt securities;

•	changes any place of payment for any such debt securities;

•	changes the currency in which the principal, premium, or interest of any such debt securities may be repaid;

•	impairs the right of the holder of any such debt securities to institute suit for the enforcement of any payment due in respect of any such debt securities on or after stated maturity;

•	reduces the amount of such debt securities whose holders must consent to an amendment, supplement or waiver; or

•	waives any default in the payment of principal of, or premium or interest on, any such debt securities due under the indenture.

Notwithstanding the foregoing, the issuer under an indenture may amend either the indenture or any series of debt securities issued under the indenture without the consent of any holder thereof, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the U.S. Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of such debt securities in any material respect; or

•	to issue additional debt securities as permitted by the indenture.

Events of Default

•	“Event of Default” when used in an indenture will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due for 60 days;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice from the trustee or the issuer and the trustee receive notice from the holders of at least 25% in aggregate principal amount of such outstanding debt securities as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization, as the case may be;

•	failure to keep any applicable full and unconditional guarantee in place; or

•	any other Event of Default included in any indenture or supplemental indenture.

An Event of Default for a particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities issued under an indenture occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series affected by such Event of Default, or of all series of debt securities if the Event of Default is a result of failure to perform any covenant in the indenture, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default occurs that is a result of certain events in bankruptcy, insolvency or reorganization, as the case may be, the principal amount of the outstanding securities of all series issued under an indenture ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. If any of the above happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

The holders of a majority in principal amount of the debt securities of any series issued under an indenture may waive any past default with respect to such debt securities under the indenture and its consequences, except:

•	in the case of the payment of the principal of, or premium (if any) or interest on, such debt securities; or

•	except as described in this prospectus under the caption “—Modification of Indentures.”

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity or security satisfactory to it. If they provide this indemnity or security, the holders of a majority in principal amount of any series of debt securities issued under an indenture may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of debt securities.

Covenants

Under each indenture, the issuer will, among other things:

•	pay the principal of, and interest and any premium on, any debt securities issued under the indenture when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing the issuer’s obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Payment and Transfer

Principal of and interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities issued under an indenture are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by the issuer and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Book-Entry Procedures

We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (or DTC), or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or the trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

None of the issuer, the trustee or any underwriter of any debt securities will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

Defeasance

The issuer under an indenture will be discharged from its obligations on the debt securities of any series issued under the indenture at any time if sufficient cash or government securities are deposited with the trustee under the indenture to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

The debt securities of any series may also provide for legal defeasance. Legal defeasance is permitted only if the issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes.

Under U.S. federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

The Trustee

Wells Fargo Bank, N.A. will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to debt securities under each indenture. Wells Fargo Bank, N.A. also performs certain other services for, and transacts other banking business with us in the normal course of business. The address of the trustee is 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201.

Governing Law

Unless otherwise indicated in the prospectus supplement, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Plan of Distribution

Noble-Cayman and NHIL may sell the securities offered in this prospectus in and outside the United States (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds to the issuer from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

By Agents

Offered securities may be sold through agents designated by the issuer. In the prospectus supplement, the issuer will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable by the issuer to the agent. Unless the issuer informs you otherwise in the prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. The issuer may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the U.S. Securities Act with respect to those securities. The terms of any such sales will be described in the applicable prospectus supplement.

By Underwriters or Dealers

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as an underwriter. Unless the issuer informs you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If the issuer uses dealers in the sale of securities, it will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the U.S. Securities Act, with respect to any sale of those securities. The issuer will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

Offered securities may also be sold directly by the issuer. In this case, no underwriters or agents would be involved.

Delayed Delivery Contracts

If the prospectus supplement so indicates, the issuer may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.

These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the U.S. Securities Act, and any discounts or commissions received by them from the issuer or guarantor and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

Noble-Cayman or NHIL may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the U.S. Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, Noble-Cayman, NHIL or other subsidiaries of Noble-UK in the ordinary course of their businesses.

Unless otherwise stated in a prospectus statement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

Legal Matters

Except as set forth in the applicable prospectus supplement, the validity of the debt securities under United States laws will be passed upon for Noble-Cayman or NHIL, as applicable, by Baker Botts L.L.P., Houston, Texas, and the validity of the debt securities under Cayman Islands law will be passed upon for Noble-Cayman or NHIL, as applicable, by Maples and Calder, Grand Cayman, Cayman Islands, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Noble Corporation for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Noble Holding International Limited

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

Unconditionally Guaranteed by

Noble Corporation

PROSPECTUS SUPPLEMENT

March     , 2015

Joint Book-Running Managers

Barclays

Citigroup

HSBC

J.P. Morgan